Exhibit 99.1

LPL Financial Announces Fourth Quarter and 2011 Year-End Financial Results

— Generated Record Revenue of $3.5 Billion and Earnings of $170.4 Million in 2011 —
— 2011 Highlighted by Strong Investment in Business and Net New Advisor Additions —

Boston, MA - February 07, 2012 — LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), announced today fourth quarter net income of $39.4 million, or $0.35 per diluted share, up $156.0 million compared to a fourth quarter 2010 net loss of $116.6 million, or $1.20 per diluted share. Adjusted Earnings, a non-GAAP measure, which exclude certain non-cash charges and other adjustments, were $48.8 million, or $0.44 per diluted share, up $4.2 million or 9.3% compared to $44.7 million, or $0.42 per diluted share, in the fourth quarter of 2010. Net revenue for the fourth quarter of 2011 increased 1.1% to $828.7 million, from $820.0 million in the prior year period. A reconciliation of our GAAP measures to non-GAAP measures, along with an explanation of these metrics, is provided below.

For the year ended 2011, net income of $170.4 million was up $227.2 million compared to a net loss of $56.9 million for 2010. The prior year net loss was driven by the previously disclosed charges recorded in the fourth quarter of 2010 associated with the Company's initial public offering. Adjusted Earnings, a non-GAAP measure, in 2011 were $218.6 million, up 26.6% from $172.7 million for 2010. Net revenue in 2011 was $3.5 billion, up 11.8% from $3.1 billion for 2010.

"Against the backdrop of a volatile year for financial markets and the global economy, we are very pleased with our record levels of revenue and Adjusted Earnings in 2011," said Mark Casady, LPL Financial chairman and CEO. "We delivered 12% top-line revenue growth and leveraged our infrastructure, expense controls and interest expense savings to generate 27% Adjusted Earnings growth for the year. The strength of our business model is found in our singular focus on supporting financial advisors who are dedicated to building and strengthening relationships with investors, providing guidance and maintaining direction through all market conditions."

Mr. Casady continued, "Our integrated technology and services supported strong advisor productivity in 2011, reflected by high single-digit same-store-sales growth for our seasoned advisors. This result includes same-store-sales growth declining to less than 1% for the fourth quarter, reflecting a shift caused by sustained market volatility and pronounced economic uncertainty. We are monitoring these external trends closely as we enter 2012 and remain dedicated to positioning our advisors for success. Concurrently, we continue to invest in the growth of the business while closely managing expenses. Most recently, we announced the pending acquisition of Fortigent, which we believe will accelerate our growth in the high-net-worth RIA market. In addition, we anticipate benefiting from our continued investment in technology and gaining efficiencies and savings in our operations through our service value commitment program."

For the year, total advisory and brokerage assets ended at $330.3 billion, a 4.7% increase from $315.6 billion as of December 31, 2010. For the quarter, total advisory and brokerage assets increased 4.4% from $316.4 billion as of September 30, 2011. Total advisory assets under management were $101.6 billion at December 31, 2011, benefiting from net new advisory assets of $10.8 billion in 2011, including $1.0 billion of net new advisory assets during the fourth quarter.

Robert Moore, chief financial officer, commented, "Within the fourth quarter, revenue of $828.7 million was essentially flat while Adjusted Earnings per share of $0.44 grew 4.8% over the fourth quarter of 2010. Advisors and financial institutions remained highly engaged with their clients, but together they have taken a more cautious view of the markets reflected by the increase in cash holdings and lower transaction levels. The payout ratio predictably grew at a slower rate in the fourth quarter, but the total production expense rate exceeded expectations as rising market valuations notably increased advisor deferred compensation plan and share-based compensation expenses. We also invested in our future growth by continuing to provide transition assistance to attract new and larger practices to the LPL Financial platform. Our new business pipeline has remained strong, and we continue to experience success in attracting advisors and financial institutions from all channels in the industry who value the breadth of our services and our focused business model. For the year, we grew by 549 net new advisors excluding the attrition of 146 advisors that resulted, as expected, from the UVEST conversion that was completed in 2011. We added 172 net new advisors in the fourth quarter, excluding the attrition of 124 advisors related to the UVEST conversion this quarter."

Mr. Moore continued, "While the interest rate environment remains at historic lows, our third-party cash sweep program allows us to receive attractive yields on these deposits at the high end of the industry range, without the burden of managing the spread, setting aside capital, or underlying fixed costs. In this environment we continue to generate strong cash flows and have positioned our capital structure to maintain flexibility as we begin 2012."

Mr. Casady concluded, "While we view 2011 as a very successful year both in terms of supporting our advisors and our financial performance, we measure ourselves over the long-term and remain committed to evolving the business to deliver leading technology and services to our advisors. We firmly believe with this focus we can continue to produce long-term growth for our shareholders."

Financial Highlights

•
Net revenue for the year increased 11.8% to $3.5 billion from $3.1 billion in 2010. Net revenue for the fourth quarter of 2011 increased 1.1% to $828.7 million from $820.0 million in prior year. Key drivers of this growth include:

◦
For the year, commission revenue increased 8.2% compared to the prior year. Approximately 80% of the growth is from increased sales activity, with the remainder due to market movement. Commission revenue declined 5.2% for the fourth quarter of 2011 compared to the prior year period.

◦
For the year, advisory revenue increased 19.4% compared to the prior year, driven by strong net new advisory asset flows and overall improving market levels. Advisory revenue increased 11.0% for the fourth quarter of 2011 compared to the prior year period.

◦	Recurring revenue, a statistical measure, represented 62.7% of net revenue for the year and 65.0% for the quarter.

•	Total advisory and brokerage assets ended at $330.3 billion as of December 31, 2011, up 4.7% compared to $315.6 billion as of December 31, 2010. Key drivers of this trend include:

◦	Advisory assets in the Company's fee-based platforms were $101.6 billion at December 31, 2011, up 9.2% from $93.0 billion at December 31, 2010.

◦
Net new advisory assets, which exclude market movement, were $1.0 billion for the three months ended December 31, 2011. On an annualized basis, this represents 3.9% growth reflecting the deceleration in investor activity in the fourth quarter. For the year, net new advisory assets were $10.8 billion, driven by strong new business development and a mix shift toward more advisory business.

•
For the year, revenues generated from the Company's cash sweep programs increased 5.8% to $126.7 million compared to $119.7 million in the prior year. The assets in the Company's cash sweep programs averaged $20.9 billion for 2011 and $18.5 billion in the prior year. These revenues were impacted by a decrease in the effective federal funds rate, which averaged 0.10% for 2011 compared to 0.18% for the prior year. Revenues generated from the Company's cash sweep programs increased 4.3% to $33.6 million in the fourth quarter of 2011 compared to $32.2 million in the prior year period.

•
During 2011, the Company repurchased 2.6 million shares of its common stock under two open market share repurchase programs approved by the Board of Directors for a total of $89.0 million, or an average price of $34.01 per share.  As of December 31, 2011, the Company has used approximately 13% of the $70.0 million authorized under the second share repurchase program.  No repurchases of common stock were made during the fourth quarter of 2011.

Operational Highlights

•
In 2011, LPL Financial completed the conversion of institution relationships and related client accounts from the UVEST platform to LPL Financial's self-clearing platform, as previously announced.  This transition improves operational and service efficiencies by creating a single integrated operating platform for all Institution Services customers through LPL Financial's BranchNet technology platform.  For the year, the Company converted 142 institutions representing 337 advisors and $96.2 million in commission and advisory revenues. In the fourth quarter, the Company successfully converted 90 institutions representing 196 advisors and $59.6 million in commission and advisory revenues.  The Company expects to incur restructuring charges of $31.6 million; $21.4 million has been incurred as of December 31, 2011; $10.2 million is expected to be incurred in 2012 and beyond, of which $6.3 million is expected to occur in the first quarter. In addition, the Company expects to spend $12.0 million on application development supporting the conversion that for accounting purposes is capitalized as internally-developed software. The Company expects to improve pre-tax profitability by approximately $10 million to $12 million per year upon the completion of integration activities by creating operational efficiencies and revenue opportunities.

•
The Company added 549 net new advisors during the twelve months ending December 31, 2011, which excludes the attrition of 146 advisors from the UVEST conversion, continuing to build relationships with advisors from all channels across the financial services industry.

•
Assets under custody in the LPL Financial RIA platform, which provides integrated fee- and commission-based capabilities for independent advisors, grew 68.1% to $22.7 billion as of December 31, 2011 encompassing 146 RIA firms, compared to $13.5 billion and 114 RIA firms as of December 31, 2010. The strong growth in the firm's RIA business over the last several years makes LPL Financial one of the largest RIA custodians in the industry.

•
As previously disclosed, in 2007 LPL Financial began providing brokerage, clearing and custody services for a global insurance company. In the first quarter of 2012, LPL Financial and the global insurance company entered into a new agreement.

•
Throughout 2011, LPL Financial continued to provide advisors with the technology and services they needed to build their businesses, increasing the penetration of established platforms and introducing new tools as well, including:

◦
At year-end, LPL Financial supported over 28,500 licenses for advisors and their staff utilizing BranchNet, the Company's web-based integrated advisor workstation that helps to manage the complexity of advisors' businesses.

◦
As of the fourth quarter, over 13,000 advisors and their staff have accessed ClientsFirst, LPL Financial's client acquisition program to help advisors find new prospects, convert prospects to clients and keep existing clients for the long term.

◦
Over 2,790 advisors have registered for the social networking initiative LPL Financial launched in 2011 enabling advisors to effectively utilize social media tools, including Facebook, LinkedIn and Twitter, to communicate with their existing and prospective clients.

•
The Company settled its previously disclosed legal dispute with a third-party indemnitor under a purchase and sale agreement. The legal settlement increased earnings by $6.2 million in the quarter, net of tax, and has substantially been excluded from non-GAAP measures Adjusted EBITDA and Adjusted Earnings.

•
As previously announced on January 3, 2012, LPL Financial intends to acquire Fortigent, LLC ("Fortigent"), a leading provider of high-net-worth solutions and consulting services to RIAs, banks, and trust companies. Upon completion of this transaction, Fortigent will remain solely focused on supporting sophisticated practices and those serving high-net-worth clients.

Conference Call and Additional Information

The Company will hold a conference call to discuss results at 5 p.m. EST on February 7, 2012.  The conference call can be accessed by dialing (877) 677-9122 (domestic) or (708) 290-1401 (international) and entering passcode 41798355. For additional information, please visit the Company's website to access the Q4 2011 Financial Supplement.

The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international) and entering passcode 41798355. The telephonic replay will be available until 11:59 pm on February 14, 2012.

Financial Highlights and Key Metrics
(Dollars in thousands, except per share data and where noted)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Financial Highlights (unaudited)
GAAP Measures:
Net Revenue	$828,653	$819,955	1.1%	$3,479,375	$3,113,486	11.8%
Net Income (Loss)	$39,448	$(116,560)	*	$170,382	$(56,862)	*
Earnings (Loss) Per Share — diluted	$0.35	$(1.20)	*	$1.50	$(0.64)	*
Non-GAAP Measures:
Adjusted Earnings(1)	$48,838	$44,677	9.3%	$218,585	$172,720	26.6%
Adjusted Earnings Per Share(1)	$0.44	$0.42	4.8%	$1.95	$1.71	14.0%
Adjusted EBITDA(1)	$100,796	$99,159	1.7%	$459,720	$413,113	11.3%

	As of December 31,
	2011	2010	% Change
Metric Highlights (unaudited)
Advisors(2)	12,847	12,444	3.2%
Advisory and Brokerage Assets (billions)(3)	$330.3	$315.6	4.7%
Advisory Assets Under Management (billions)(4)	$101.6	$93.0	9.2%
Net New Advisory Assets (billions)(5)	$10.8	$8.5	27.1%
Insured Cash Account Balances (billions)(4)	$14.4	$12.2	18.0%
Money Market Account Balances (billions)(4)	$8.0	$6.9	15.9%
___________________
*    Not Meaningful

(1)
Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect all cash expenditures, future requirements for capital expenditures, or contractual commitments;

•	Adjusted EBITDA, Adjusted Earnings, and Adjusted Earnings per share do not reflect changes in, or cash requirements for, working capital needs; and

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.

The reconciliation from net income (loss) to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net income (loss)	$39,448	$(116,560)	$170,382	$(56,862)
Interest expense	15,835	18,877	68,764	90,407
Income tax expense (benefit)	24,138	(71,645)	112,303	(31,987)
Amortization of purchased intangible assets and software(a)	9,849	9,257	38,981	43,658
Depreciation and amortization of all other fixed assets	7,098	9,308	33,760	42,379
EBITDA	96,368	(150,763)	424,190	87,595
EBITDA Adjustments:
Share-based compensation expense(b)	3,858	2,801	14,978	10,429
Acquisition and integration related expenses(c)	(8,020)	2,784	(3,815)	12,569
Restructuring and conversion costs(d)	8,532	6,122	22,052	22,835
Debt amendment and extinguishment costs(e)	—	—	—	38,633
Equity issuance and related offering costs(f)	—	238,177	2,062	240,902
Other(g)	58	38	253	150
Total EBITDA Adjustments	4,428	249,922	35,530	325,518
Adjusted EBITDA	$100,796	$99,159	$459,720	$413,113

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net income (loss)	$39,448	$(116,560)	$170,382	$(56,862)
After-Tax:
EBITDA Adjustments(h)
Share-based compensation expense(i)	2,961	2,263	11,472	8,400
Acquisition and integration related expenses	(4,948)	1,692	(2,354)	7,638
Restructuring and conversion costs	5,264	3,721	13,606	13,877
Debt amendment and extinguishment costs	—	—	—	23,477
Equity issuance and related offering costs	—	147,912	1,272	149,568
Other	36	23	156	91
Total EBITDA Adjustments	3,313	155,611	24,152	203,051
Amortization of purchased intangible assets and software(h)	6,077	5,626	24,051	26,531
Adjusted Earnings	$48,838	$44,677	$218,585	$172,720
Adjusted Earnings per share(j)	$0.44	$0.42	$1.95	$1.71
Weighted average shares outstanding — diluted(k)	111,095	105,873	112,119	100,933
___________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)
Represents acquisition and integration costs resulting from certain of the Company's acquisitions. As previously disclosed, the Company has been involved in a legal dispute with a third-party indemnitor under a purchase and sale agreement with respect to the indemnitor's refusal to make indemnity payments that the Company believed were required under the purchase and sale agreement.  Included in the year ended December 31, 2010, is $11.4 million of expenditures related to the legal dispute with the third-party indemnitor that has been classified within general and administrative expenses and included in the presentation of Adjusted EBITDA, a non-GAAP measure. The Company settled its previously disclosed legal dispute with a third-party indemnitor under a purchase and sale agreement in the fourth quarter of 2011. Accordingly in 2011, the Company recorded a $10.3 million settlement as a reduction of general and administrative expenses, $9.8 million of which has been excluded from the presentation of Adjusted EBITDA, a non-GAAP measure.

(d)
Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”).

(e)
Represents debt amendment costs incurred in 2010 for amending and restating the credit agreement to establish a new term loan tranche and to extend the maturity of an existing tranche on the senior credit facilities.

(f)
Represents equity issuance and offering costs related to the closing of the Company's initial public offering ("IPO") in the fourth quarter of 2010, and the closing of a secondary offering in the second quarter of 2011.

(g)	Represents excise and other taxes.

(h)
EBITDA Adjustments and amortization of purchased intangible assets and software have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30% for the three months and the year ended December 31, 2011, and 4.30% for the corresponding periods in 2010, net of the federal tax benefit.

(i)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.5 million and $1.4 million, respectively, for the three months ending December 31, 2011 and 2010. For the year ending December 31, 2011 and 2010, share-based compensation for vesting of incentive stock options was $5.8 million and $5.3 million, respectively.

(j)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Earnings (Loss) per share — diluted	$0.35	$(1.20)	$1.50	$(0.64)
Adjustment to include dilutive shares, not included in GAAP loss per share	—	0.10	—	0.08
Adjustment for allocation of undistributed earnings to stock units	0.01	—	0.02	—
After-Tax:
EBITDA Adjustments per share	0.03	1.47	0.22	2.01
Amortization of purchased intangible assets and software per share	0.05	0.05	0.21	0.26
Adjusted Earnings per share	$0.44	$0.42	$1.95	$1.71

(k)
Weighted average shares outstanding on a fully diluted basis increased from 100.9 million shares for the year ended December 31, 2010, to 112.1 million shares for the year ended December 31, 2011, due primarily to the successful completion of the Company's IPO in the fourth quarter of 2010. The increase is attributed to the release of the restriction on approximately 7.4 million shares of common stock upon closing of the IPO, the issuance of approximately 1.5 million shares of common stock by the Company pursuant to the over-allotment option granted to the underwriters in connection with the IPO, and shares that were issued upon exercise of options by selling stockholders in connection with the IPO, net of any shares retired to satisfy the exercise price in a cashless exercise.

The following table reflects pro-forma Adjusted Earnings per share, a non-GAAP measure, and growth in pro-forma Adjusted Earnings per share assuming the number of weighted average shares outstanding on a fully diluted basis as of December 31, 2011 was also outstanding as of December 31, 2010 for the three months and year then ended (in thousands, except per share data):

	For the Three Months Ended December 31,			For the Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
	(unaudited)			(unaudited)
Adjusted Earnings	$48,838	$44,677		$218,585	$172,720
Weighted average shares outstanding— diluted as of December 31, 2011	111,095	111,095		112,119	112,119
Pro-forma Adjusted Earnings per share	$0.44	$0.40	10.0%	$1.95	$1.54	26.6%

(2)
Advisors are defined as those independent financial advisors and financial advisors at financial institutions who are licensed to do business with the Company's broker-dealer subsidiaries. The number of advisors at December 31, 2011 reflects attrition of 146 advisors related to the integration of the UVEST platform.

(3)
Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.

(4)	Advisory assets under management, insured cash account balances and money market account balances are components of advisory and brokerage assets.

(5)
Represents net new advisory assets that are custodied in our fee-based advisory platforms during the year ended December 31, 2011. Net new advisory assets for the three months ended December 31, 2011 and 2010 were $1.0 billion and $2.7 billion, respectively.

Non-GAAP Financial Measures

Adjusted Earnings represent net income before: (a) share-based compensation expense, (b) amortization of intangible assets and software, a component of depreciation and amortization, resulting from previous acquisitions, (c) debt amendment and extinguishment costs (d) restructuring and conversion costs and (e) equity issuance and related offering costs. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.

Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.

Forward-Looking Statements

This press release may contain forward-looking statements (regarding the Company's future financial condition, results of operations, business strategy and financial needs, and other similar matters) that involve risks and uncertainties. Forward-looking statements can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “predicts,” and similar terms. Forward-looking statements are not guarantees of future performance and actual results may differ significantly from the results discussed in the forward-looking statements. Important factors that may cause such differences include, but are not limited to, changes in general economic and financial market conditions, fluctuations in the value of assets under management, our ability to close and integrate our acquisition of Fortigent, effects of competition in the financial services industry, changes in the number of the Company's financial advisors and institutions and their ability to effectively market financial products and services, the effect of current, pending and future legislation, regulation and regulatory actions, and other factors set forth in the Company's Annual Report on Form 10-K for the period ended December 31, 2010, which is available on www.lpl.com and www.sec.gov.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2011), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to approximately 12,800 financial advisors and approximately 670 financial institutions. In addition, LPL Financial supports over 4,000 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,700 employees with headquarters in Boston, Charlotte, and San Diego.  For more information, please visit www.lpl.com.

Securities offered through LPL Financial. Member FINRA/SIPC

# # #

LPLA-F

Media Relations	Investor Relations
Michael Herley	Trap Kloman
LPL Financial	LPL Financial
Phone: (212) 521-4897	Phone: (617) 897-4574
Email: michael-herley@kekst.com	Email: investor.relations@lpl.com

LPL Investment Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,			Year Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Revenues
Commissions	$404,382	$426,397	(5.2)%	$1,754,435	$1,620,811	8.2%
Advisory fees	251,219	226,407	11.0%	1,027,473	860,227	19.4%
Asset-based fees	89,706	87,020	3.1%	359,724	317,505	13.3%
Transaction and other fees	71,227	68,410	4.1%	292,207	274,148	6.6%
Other	12,119	11,721	3.4%	45,536	40,795	11.6%
Net revenues	828,653	819,955	1.1%	3,479,375	3,113,486	11.8%
Expenses
Production	586,123	802,167	(26.9)%	2,448,424	2,397,535	2.1%
Compensation and benefits	79,237	85,632	(7.5)%	322,126	308,656	4.4%
General and administrative	58,553	79,431	(26.3)%	263,228	267,799	(1.7)%
Depreciation and amortization	16,947	18,565	(8.7)%	72,741	86,037	(15.5)%
Restructuring charges	8,372	3,488	*	21,407	13,922	53.8%
Total operating expenses	749,232	989,283	(24.3)%	3,127,926	3,073,949	1.8%
Non-operating interest expense	15,835	18,877	(16.1)%	68,764	90,407	(23.9)%
Loss on extinguishment of debt	—	—	*	—	37,979	*
Total expenses	765,067	1,008,160	(24.1)%	3,196,690	3,202,335	(0.2)%
Income before provision for income taxes	63,586	(188,205)	*	282,685	(88,849)	*
Provision for income taxes	24,138	(71,645)	*	112,303	(31,987)	*
Net income (loss)	$39,448	$(116,560)	*	$170,382	$(56,862)	*
Earnings (loss) per share
Basic	$0.36	$(1.20)	*	$1.55	$(0.64)	*
Diluted	$0.35	$(1.20)	*	$1.50	$(0.64)	*
___________________
* Not Meaningful

LPL Investment Holdings Inc.
Financial Highlights
(Dollars in thousands, except per share data and where noted)
(Unaudited)

	Three Month Quarterly Results
	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
REVENUES
Commissions	$404,382	$438,294	$459,882	$451,877	$426,397
Advisory fees	251,219	267,878	264,289	244,087	226,407
Asset-based fees	89,706	89,691	90,504	89,823	87,020
Transaction and other fees	71,227	78,476	68,755	73,749	68,410
Other	12,119	8,518	10,566	14,333	11,721
Net revenues	828,653	882,857	893,996	873,869	819,955
EXPENSES
Production(1)(4)	586,123	623,886	634,088	604,327	802,167
Compensation and benefits	79,237	77,337	81,410	84,142	85,632
General and administrative(2)	58,553	76,063	61,644	66,968	79,431
Depreciation and amortization	16,947	19,222	18,407	18,165	18,565
Restructuring charges	8,372	7,684	4,814	537	3,488
Total operating expenses(2)	749,232	804,192	800,363	774,139	989,283
Non-operating interest expense	15,835	16,603	18,154	18,172	18,877
Total expenses	765,067	820,795	818,517	792,311	1,008,160
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	63,586	62,062	75,479	81,558	(188,205)
PROVISION (BENEFIT) FOR INCOME TAXES(3)	24,138	25,634	29,972	32,559	(71,645)
NET INCOME (LOSS)	$39,448	$36,428	$45,507	$48,999	$(116,560)
EARNINGS (LOSS) PER SHARE
Basic	$0.36	$0.33	$0.41	$0.44	$(1.20)
Diluted	$0.35	$0.32	$0.40	$0.43	$(1.20)
FINANCIAL CONDITION
Total Cash & Cash Equivalents	$720,772	$663,189	$681,471	$596,584	$419,208
Total Assets (billions)	$3.8	$3.7	$3.7	$3.7	$3.6
Total Debt (billions)(3)	$1.3	$1.3	$1.3	$1.3	$1.4
Stockholders' Equity (billions)	$1.3	$1.3	$1.3	$1.3	$1.2
KEY METRICS
Advisors	12,847	12,799	12,660	12,554	12,444
Production Payout(4)	88.0%	87.0%	86.3%	85.4%	87.5%
Advisory and Brokerage Assets (billions)	$330.3	$316.4	$340.8	$330.1	$315.6
Advisory Assets Under Management (billions)	$101.6	$96.3	$103.2	$99.7	$93.0
Insured Cash Account Balances (billions)(5)	$14.4	$14.2	$13.2	$12.3	$12.2
Money Market Account Balances (billions)(5)	$8.0	$8.9	$8.2	$6.9	$6.9
Adjusted EBITDA(6)	$100,796	$111,596	$122,997	$124,331	$99,159
Adjusted Earnings(6)	$48,838	$51,567	$58,807	$59,373	$44,677
Adjusted Earnings per share(6)	$0.44	$0.46	$0.52	$0.52	$0.42
___________________

(1)
Upon closing of the Company's IPO in the fourth quarter of 2010, the restriction on approximately 7.4 million shares of common stock issued to advisors under the Fifth Amended and Restated 2000 Stock Bonus Plan (the “2000 Stock Bonus Plan”) was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million in the fourth quarter of 2010, representing the offering price of $30.00 per share multiplied by 7.4 million shares. This charge has been classified as production expense in the Company's consolidated statements of operations.

(2)	Certain reclassifications have been made to previously reported amounts to make them consistent with the current period presentation.

(3)	Represents borrowings on the Company's senior secured credit facility, senior unsecured subordinated notes, revolving line of credit and bank loans payable.

(4)
Production expense is comprised of commission and advisory fees and brokerage, clearing and exchange fees. Production payout, a statistical measure, excludes brokerage, clearing and exchange fees and is calculated as commission and advisory fees divided by commission and advisory revenues. The production payout for the three months ended December 31, 2010 has been adjusted to exclude $222.0 million of production expense resulting from a share-based compensation charge taken at the time of the Company's IPO.

(5)	Represents insured cash and money market account balances as of each reporting period.

(6)	The reconciliation from net income (loss) to non-GAAP measures Adjusted EBITDA and Adjusted Earnings for the periods presented is as follows (in thousands, except per share data):

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
	(unaudited)
Net income (loss)	$39,448	$36,428	$45,507	$48,999	$(116,560)
Interest expense	15,835	16,603	18,154	18,172	18,877
Income tax expense (benefit)	24,138	25,634	29,972	32,559	(71,645)
Amortization of purchased intangible assets and software(a)	9,849	9,909	9,686	9,537	9,257
Depreciation and amortization of all other fixed assets	7,098	9,313	8,721	8,628	9,308
EBITDA	96,368	97,887	112,040	117,895	(150,763)
EBITDA Adjustments:
Share-based compensation expense(b)	3,858	3,833	3,427	3,860	2,801
Acquisition and integration related expenses(c)	(8,020)	1,241	1,548	1,416	2,784
Restructuring and conversion costs(d)	8,532	8,086	4,599	835	6,122
Equity issuance and offering related costs(e)	—	421	1,349	292	238,177
Other(f)	58	128	34	33	38
Total EBITDA Adjustments	4,428	13,709	10,957	6,436	249,922
Adjusted EBITDA	$100,796	$111,596	$122,997	$124,331	$99,159

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
	(unaudited)
Net income (loss)	$39,448	$36,428	$45,507	$48,999	$(116,560)
After-Tax:
EBITDA Adjustments(g)
Share-based compensation expense(h)	2,961	2,933	2,677	2,901	2,263
Acquisition and integration related expenses	(4,948)	765	955	874	1,692
Restructuring and conversion costs	5,264	4,989	2,838	515	3,721
Equity issuance and offering related costs(i)	—	260	832	180	147,912
Other	36	79	21	20	23
Total EBITDA Adjustments	3,313	9,026	7,323	4,490	155,611
Amortization of purchased intangible assets and software(g)(h)	6,077	6,113	5,977	5,884	5,626
Adjusted Earnings	$48,838	$51,567	$58,807	$59,373	$44,677
Adjusted Earnings per share(j)	$0.44	$0.46	$0.52	$0.52	$0.42
Weighted average shares outstanding — diluted	111,095	111,173	113,150	113,196	105,873
__________________

(a)	Represents amortization of intangible assets and software as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)	Represents share-based compensation for stock options awarded to employees and non-executive directors based on the grant date fair value under the Black-Scholes valuation model.

(c)
Represents acquisition and integration costs resulting from certain of the Company's acquisitions. As previously disclosed, the Company has been involved in a legal dispute with a third-party indemnitor under a purchase and sale agreement with respect to the indemnitor's refusal to make indemnity payments that the Company believed were required under the purchase and sale agreement. The Company settled its previously disclosed legal dispute with a third-party indemnitor under a purchase and sale agreement in the fourth quarter of 2011. Accordingly, the Company recorded a $10.3 million settlement as a reduction of general and administrative expenses, $9.8 million of which has been excluded from the presentation of Adjusted EBITDA, a non-GAAP measure.

(d)	Represents organizational restructuring charges and conversion and other related costs incurred resulting from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities.

(e)
Represents equity issuance and offering costs related to the closing of the Company's IPO in the fourth quarter of 2010, and the closing of a secondary offering in the second quarter of 2011. Upon closing of the IPO, the restriction on approximately 7.4 million shares of common stock issued to advisors under the 2000 Stock Bonus Plan was released. Accordingly, the Company recorded a share-based compensation charge of $222.0 million, representing the initial public offering price of $30.00 per share multiplied by 7.4 million shares.

(f)	Represents excise and other taxes.

(g)
EBITDA Adjustments and amortization of purchased intangible assets, a component of depreciation and amortization, have been tax effected using a federal rate of 35% and the applicable effective state rate, which ranged from 3.30% to 4.30%, net of the federal tax benefit.

(h)
Represents the after-tax expense of non-qualified stock options in which the Company receives a tax deduction upon exercise, and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, the Company does not receive a tax deduction. Share-based compensation for vesting of incentive stock options was $1.5 million, $1.5 million, $1.5 million, $1.4 million and $1.4 million for the three months ended December 31, 2011, September 30, 2011, June 30, 2011, March 31, 2011 and December 31, 2010, respectively.

(i)
Represents the after-tax expense of equity issuance and related offering costs in which the Company receives a tax deduction, as well as the full expense impact of $8.1 million of offering costs incurred in the fourth quarter of 2010 in which the Company does not receive a tax deduction.

(j)	Set forth is a reconciliation of earnings (loss) per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share, a non-GAAP measure:

	Q4 2011	Q3 2011	Q2 2011	Q1 2011	Q4 2010
	(unaudited)
Earnings (loss) per share — diluted	$0.35	$0.32	$0.40	$0.43	$(1.20)
Adjustment to include dilutive shares, not included in GAAP loss per share	—	—	—	—	0.10
Adjustment for allocation of undistributed earnings to stock units	0.01	—	0.01	—	—
After-Tax:
EBITDA Adjustments per share	0.03	0.09	0.06	0.04	1.47
Amortization of purchased intangible assets per share	0.05	0.05	0.05	0.05	0.05
Adjusted Earnings per share	$0.44	$0.46	$0.52	$0.52	$0.42